Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2021, in the Registration Statement (Form F-1) and related Prospectus of DoubleDown Interactive Co., Ltd. for the registration of 363,170 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

July 20, 2021